CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Market Index Target-Term Securities Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015	1,007,789	$10.00	$10,077,890	$1,154.93

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424 (b)(2)

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$10,077,890.00
Underwriting discount	$0.225	$226,752.52
Proceeds, before expenses, to BAC	$9.775	$9,851,137.48

Merrill Lynch & Co.
November 22, 2011

1,007,789 Units

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

$10 principal amount per unit

Term Sheet No. 787

Pricing Date November 22, 2011

Settlement Date November 30, 2011

Maturity Date December 2, 2015

CUSIP No. 06051N880

Market Index Target-Term Securities®

¡ The notes have a maturity of approximately four years

¡ The notes provide 100% participation in increases in the London Gold Market Fixing Ltd. P.M. fixing price (the “Gold Spot Price”), subject to a cap of 95%

¡ 100% principal protected at maturity against decreases in the level of the Gold Spot Price

¡ Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ No listing on any securities exchange

Market Downside Protection

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Summary

The Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with a 100% participation rate in increases in the level of the London Gold Market Fixing Ltd. P.M. fixing price (the “Gold Spot Price”) from the Starting Value to the Ending Value, subject to a maximum return of 95% over the Original Offering Price. Investors must be willing to forgo interest payments on the notes and be willing to accept a return that is capped.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately four years
Market Measure:	London Gold Market Fixing Ltd. P.M. fixing price (Bloomberg symbol: “GOLDLNPM”)
Starting Value:	1,699.00
Ending Value:

The price of the Market Measure on the scheduled calculation day. If it is determined that the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-31 of product supplement MITTS-4.

Participation Rate:	100%
Minimum Redemption Amount:	$10.00 per unit
Capped Value:	$19.50 per unit, which represents a return of 95.00% over the Original Offering Price.
Calculation Day:	November 24, 2015
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.225 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Market Index Target-Term Securities®	TS-2

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Hypothetical Payout Profile

This graph reflects the returns on the notes at maturity, based on the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 and the Capped Value of $19.50 (a 95.00% return). The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the commodities or futures contracts represented by the Gold Spot Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value and the term of your investment.

Hypothetical Redemption Amounts

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and the term of your investment.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes; and

▪	the total rate of return to holders of the notes.

The table and examples are based on the Base Value of $10.00 per unit, the Minimum Redemption Amount of $10.00 per unit, the Participation Rate of 100% and the Capped Value of $19.50.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$10.00		0.00%
60.00		-40.00%	$10.00		0.00%
70.00		-30.00%	$10.00		0.00%
80.00		-20.00%	$10.00		0.00%
90.00		-10.00%	$10.00		0.00%
95.00		-5.00%	$10.00		0.00%
97.50		-2.50%	$10.00		0.00%
100.00	(1)	0.00%	$10.00	(2)	0.00%
110.00		10.00%	$11.00		10.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%
160.00		60.00%	$16.00		60.00%
170.00		70.00%	$17.00		70.00%
180.00		80.00%	$18.00		80.00%
190.00		90.00%	$19.00		90.00%
200.00		100.00%	$19.50	(3)	95.00%
210.00		110.00%	$19.50		95.00%

(1)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 1,699.00, which was the Gold Spot Price on the pricing date. For recent actual levels of the Gold Spot Price, see “The Gold Spot Price” section below on page TS-8.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $10.00 per unit.

(3)	The Redemption Amount cannot exceed the Capped Value of $19.50.

Market Index Target-Term Securities®	TS-3

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Example 1: The Ending Value is 90% of the Starting Value:

Starting Value:	100
Ending Value:	90

Redemption Amount (per unit) = the greater of (a) $10.00 and (b) an amount calculated as follows:

$10 –	[	$10 ×	(100 – 90)	]	= $9.00
100

Redemption Amount (per unit) = $ 10.00 (The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Example 2: The Ending Value is 110% of the Starting Value:

Starting Value:	100
Ending Value:	110

Redemption Amount (per unit) =

$10 +	[	$10 × 100% ×	(110 – 100)	]	= $11.00
100

Example 3: The Ending Value is 200% of the Starting Value:

Starting Value:	100
Ending Value:	200

Redemption Amount (per unit) = the lesser of (a) $19.50 and (b) an amount calculated as follows:

$10 +	[	$10 × 100% ×	(200 – 100)	]	= $20.00
100

Redemption Amount (per unit) = $19.50 (The Redemption Amount cannot be greater than the Capped Value.)

Market Index Target-Term Securities®	TS-4

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Additional Risk Factors” section below and the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-4 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	You may not earn a return on your investment.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return on the MITTS, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in gold.

▪	You must rely on your own evaluation of the merits of an investment linked to the Gold Spot Price.

▪	The Redemption Amount will not be affected by all developments relating to the Gold Spot Price.

▪	Ownership of the notes will not entitle you to any rights with respect to gold or any related futures contracts.

▪	The Gold Spot Price may change unpredictably, affecting the value of the notes in unforeseeable ways.

▪	Suspensions or disruptions of market trading in gold and related futures markets may adversely affect the value of the notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	Trading in gold and related futures and options by us and our affiliates may affect your return.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-7. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than the Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Additional Risk Factors

There are risks associated with investing in gold or gold-linked notes.

The Gold Spot Price is derived from a principals’ market which operates as an over-the-counter physical commodity market. Certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits which would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Market Index Target-Term Securities®	TS-5

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Gold Spot Price.

The price movements in the Gold Spot Price may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on gold or other precious metals that have more distant delivery dates than the spot price. The prices for these distant-delivery futures contracts may not increase to the same extent as the Gold Spot Price, or may decrease to a greater extent, which may adversely affect the value of the notes.

Changes in the methodology used to calculate the Gold Spot Price or changes in laws or regulations may affect the value of the notes.

Members of the London Bullion Market Association (the “LBMA”) set the Gold Spot Price and may adjust the value of the Gold Spot Price in a way that adversely affects the value of the notes. In setting the Gold Spot Price, these members have no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the Gold Spot Price. Any change of this kind could cause a decrease in the Gold Spot Price, which would adversely affect the value of the notes. In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies. Any event of this kind could adversely affect the Gold Spot Price and, as a result, could adversely affect the value of the notes.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Gold Spot Price will increase from the Starting Value to the Ending Value.

▪	You accept that the return on the notes will be zero if the Gold Spot Price is unchanged or decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Gold Spot Price with no expectation of the benefits of owning gold or any related futures contracts.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the Gold Spot Price will decrease from the Starting Value to the Ending Value or that the Gold Spot Price will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek an investment that provides a guaranteed redemption amount above the principal.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with the benefits of owning gold or any related futures contracts.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Market Index Target-Term Securities®	TS-6

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Disruption Event” set forth beginning on page S-42 of product supplement MITTS-4.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the calculation agent:

(A) the suspension of or material limitation on trading in gold, or futures contracts or options related to gold, on the Relevant Market (as defined below);

(B) the failure of trading to commence, or permanent discontinuance of trading, in gold, or futures contracts or options related to gold, on the Relevant Market;

(C) the failure of the LBMA (as defined above) to calculate or publish the official fixing price of gold for that day (or the information necessary for determining the official fixing prices); or

(D) any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LBMA in the Relevant Market under ordinary circumstances.

“Relevant Market” means the market in London on which members of the LBMA, or any successor thereto, quote prices for the buying and selling of gold, or if such market is no longer the principal trading market for gold or options or futures contracts for gold, such other exchange or principal trading market for gold as determined in good faith by the calculation agent which serves as the source of prices for gold, and any principal exchanges where options or futures contracts on gold are traded.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors-General Risks Relating to MITTS” beginning on page S-13 of product supplement MITTS-4 and “Use of Proceeds” beginning on page S-28 of product supplement MITTS-4.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Market Index Target-Term Securities®	TS-7

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

The Gold Spot Price

The Gold Spot Price is a benchmark price used in the markets where gold is sold for U.S. dollars and delivered immediately. The Gold Spot Price is published by Bloomberg, L.P. (“Bloomberg”) under the symbol GOLDLNPM. The Gold Spot Price is an internationally published benchmark of the spot price of gold in U.S. dollars as determined at 3:00 p.m. London time. The Gold Spot Price is determined by five market-making members of the LBMA. These members meet by telephone each London business day at 3:00 p.m. to determine the Gold Spot Price. The five members are the Bank of Nova Scotia–ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, N.A., and Société Générale. The London bullion market is an OTC market, as opposed to an exchange-traded environment. Members of the London bullion market typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction. An investment in the notes does not entitle you to any ownership interest, either directly or indirectly, in gold or in any gold transaction traded on the London bullion market.

The notes are not sponsored, endorsed, sold, or promoted by the LBMA. The LBMA takes no responsibility for the accuracy and/or the completeness of information provided in this term sheet, the product supplement, the prospectus supplement or the prospectus. In addition, the LBMA is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or the quantities of the notes to be issued or in the determination or calculation of the Redemption Amount. The LBMA has no obligation in connection with the administration, marketing, or trading of the notes.

The following graph sets forth the monthly historical performance of the Gold Spot Price in the period from January 2006 through October 2011. This historical data on the Gold Spot Price is not necessarily indicative of the future performance of the Gold Spot Price or what the value of the notes may be. Any historical upward or downward trend in the level of the Gold Spot Price during any period set forth below is not an indication that the Gold Spot Price is more or less likely to increase or decrease at any time over the term of the notes. On the pricing date, the Gold Spot Price was 1,699.00.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Gold Spot Price. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Gold Spot Price and financial markets generally exhibiting greater volatility than in earlier periods.

Market Index Target-Term Securities®	TS-8

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Gold Spot Price. Accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Market Index Target-Term Securities®	TS-9

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Tax Accrual Table. The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 5.5601% per annum (compounded semi-annually) that we established for the MITTS. The table reflects the expected issuance of the MITTS on November 30, 2011 and the scheduled maturity date of December 2, 2015. This tax accrual table is based upon a projected payment schedule per $10 principal amount of the MITTS, which would consist of a single payment of $12.4567 at maturity. This information is provided solely for tax purposes and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit)	Total Interest Deemed to Have Accrued on the Notes as of the End of Accrual Period (per Unit)
November 30, 2011 to December 31, 2011	$0.0479	$0.0479
January 1, 2012 to December 31, 2012	$0.5664	$0.6143
January 1, 2013 to December 31, 2013	$0.5984	$1.2127
January 1, 2014 to December 31, 2014	$0.6321	$1.8448
January 1, 2015 to December 2, 2015	$0.6119	$2.4567

Projected Redemption Amount = $12.4567 per unit of the notes.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Market Index Target-Term Securities®	TS-10

Market Index Target-Term Securities® Linked to the London Gold Market Fixing Ltd. P.M. fixing price due December 2, 2015

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

“Market Index Target-Term Securities®” and “MITTS®” are our registered service marks.

Market Index Target-Term Securities®	TS-11